Exhibit 10.2

Execution Version

CERTARA, INC.

STOCKHOLDERS AGREEMENT

Dated as of November 3, 2022

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.1	Certain Matters of Construction	1
1.2	Definitions	2
ARTICLE II COVENANTS AND CONDITIONS		5
2.1	Corporate Governance	5
2.2	Confidentiality	8
ARTICLE III MISCELLANEOUS		9
3.1	Remedies	9
3.2	Entire Agreement; Amendment	9
3.3	Severability	9
3.4	Notices	10
3.5	Binding Effect; Assignment	11
3.6	Governing Law	11
3.7	Termination	11
3.8	Recapitalizations, Exchanges, Etc.	11
3.9	Action Necessary to Effectuate the Agreement	11
3.10	Other Business Opportunities	12
3.11	No Waiver	13
3.12	Costs and Expenses	13
3.13	Counterpart	13
3.14	Headings	13
3.15	Consent to Jurisdiction	13
3.16	WAIVER OF JURY TRIAL	14
3.17	Representations and Warranties	14
3.18	Consents, Approvals and Actions	15
3.19	No Third Party Liabilities	15
3.20	Mutual Drafting	15
3.21	Enforcement	15
3.22	Effectiveness	15

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”) of Certara, Inc. (together with its successors and permitted assigns, the “Company”), a Delaware corporation, is entered into as of November 3, 2022, by and among (i) the Company and (ii) the Arsenal Stockholders (defined below).

WHEREAS, in connection with the 2020 Initial Public Offering (defined below), the Company and certain stockholders entered into that certain Stockholders Agreement, dated as of December 10, 2020 (the “Prior Agreement”);

WHEREAS, on December 11, 2020, the Company consummated an initial public offering of shares of Common Stock (defined below) (“2020 Initial Public Offering”);

WHEREAS, on the date hereof, the Company and Arsenal entered into a letter agreement (“Letter Agreement”) in connection with the Sale Transaction (as that term is defined in the Letter Agreement, the “Sale Transaction”);

WHEREAS, the Prior Agreement will terminate in accordance with its terms in connection with the consummation of the Sale Transaction and the Company and the Arsenal Stockholders wish to enter into this Agreement in connection with the Sale Transaction with this Agreement taking effect upon the consummation of the Sale Transaction; and

WHEREAS, in connection with such events, the parties hereto desire to provide for certain governance rights and other matters upon the effectiveness of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree, subject to Section 3.22, that in connection with the consummation of the Sale Transaction that the Prior Agreement be terminated and this Agreement shall become effective as follows:

ARTICLE I

DEFINITIONS

1.1            Certain Matters of Construction. In addition to the definitions referred to or set forth below in this ARTICLE I:

(a)            The words “hereof,” “herein,” “hereunder” and words of similar import shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)            References to Sections and Articles refer to Sections and Articles of this Agreement;

(c)            Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)            The masculine, feminine and neuter genders shall each include the others.

1.2            Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“2020 Initial Public Offering” shall have the meaning set forth in the recitals of this Agreement.

“Adjusted Shares Outstanding” shall mean, (i) as of any measurement date between the Effective Date until the five (5) year anniversary of the Effective Date, the total number of issued and outstanding Shares, as adjusted to exclude the impact of any Shares that are issued, or that the Company has agreed to issue, at any time after the date hereof and on or prior to the five (5) year anniversary of the Effective Date, in connection with any merger transaction involving the Company or any of its Subsidiaries or the purchase by the Company or any of its Subsidiaries of any assets or stock of another Person, including Shares issued as consideration to target company stockholders and Shares issued in exchange for a primary investment in the Company to fund such transaction, and (ii) as of any measurement date from and after the five (5) year anniversary of the Effective Date, the total number of issued and outstanding Shares.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that, for purposes of this Agreement, (i) the Company and its Subsidiaries shall not be an Affiliate of any Arsenal Stockholder or Co-Investor or any of their respective Affiliates, (ii) none of the Arsenal Stockholders shall be considered Affiliates of any portfolio company in which (a) the Arsenal Stockholders or (b) any investment funds, vehicles and accounts affiliated with, or advised, managed or sponsored by the Arsenal Stockholders or their Affiliates have made a debt or equity investment (and vice versa), and (iii) no Co-Investor shall be considered an Affiliate of any portfolio company in which (x) such Co-Investor or (y) any investment funds, vehicles and accounts affiliated with, or advised, managed or sponsored by such Co-Investor or any of its Affiliates have made a debt or equity investment (and vice versa).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Arsenal” shall mean Arsenal Saturn Holdings LP.

“Arsenal Amount” shall mean the aggregate number of Shares Beneficially Owned by (i) the Arsenal Stockholders, and (ii) any Co-Investor or any of its Affiliates to which such Co-Investor has transferred Shares, provided, that Shares Beneficially Owned by such Co-Investor or any of its Affiliates, as applicable, shall only be included if (a) such Co-Investor or any of its Affiliates to which such Co-Investor has transferred Shares, as applicable, has signed a Joinder Agreement, evidencing that such Co-Investor or such Affiliate, as applicable, agrees to be bound by Section 2.1(b) and Section 2.2 hereof; (b) such Co-Investor or any of its Affiliates to which such Co-Investor has transferred Shares, as applicable, has executed an irrevocable proxy agreement reasonably acceptable to the Company providing an Arsenal Stockholder with a full proxy with respect to voting such Person’s Shares, including the full and exclusive right to direct the voting with respect to any matters on which the Shares are entitled to vote, as of any measurement date; provided, however, that such irrevocable proxy agreement shall not apply to Shares held by any such Co-Investor prior to the Effective Date; and (c) in the case of an Affiliate of such Co-Investor to which such Co-Investor has transferred Shares, such Affiliate of such Co-Investor has executed a letter agreement the same form as the Letter Agreement if such transfer has occurred prior to the two (2) year anniversary of the Effective Date; provided, further, that any Shares Beneficially Owned by any such Co-Investor or any of its Affiliates prior to the Effective Date shall not be included in the Arsenal Amount.

“Arsenal Consent” shall mean the prior written consent of the Arsenal Stockholders holding a majority of shares of Common Stock held by the Arsenal Stockholders.

“Arsenal Director Nominee” shall have the meaning as set forth in Section 2.1(a)(i).

“Arsenal Stockholders” shall mean, in each case only for so long as such Person is a holder of Shares, Arsenal, Arsenal Capital Partners III LP, Arsenal Capital Partners III-B LP and their respective Affiliates who have signed a Joinder agreeing to be bound by this Agreement, including Section 2.1(b) and Section 2.2 hereof.

“Beneficially Own” shall mean that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Company.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company as the same shall be constituted from time to time.

“Co-Investor” shall mean any Person who has executed and delivered to the Company (i) a letter agreement in the same form as the Letter Agreement and (ii) a joinder to the Purchase Agreement as a “Co-Investor”, in each case, pursuant to and in accordance with the terms of the Purchase Agreement. Upon the consummation of the Sale Transaction, each Co-Investor shall deliver to the Company a Joinder Agreement, evidencing that it agrees to be bound by the terms of Section 2.1(b) and Section 2.2.

“Common Stock” shall mean the Company’s common stock, par value $0.01 per share, and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which does not have a preference as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Director Election Proxy Statement” has the meaning set forth in Section 2.1(a)(ii).

“Effective Date” shall mean the date upon which the closing of the Sale Transaction occurs under the Purchase Agreement.

“Joinder Agreement” means a joinder agreement substantially in the form of Annex I attached hereto or such other form as may be agreed by the Company.

“Law” shall have the meaning as set forth in Section 2.2.

“Letter Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Permitted Transfer” shall mean a Transfer of Shares by any Arsenal Stockholder to (a) any Affiliate of such Arsenal Stockholder or (b) any investment fund or alternative investment vehicle, directly or indirectly, affiliated with, or managed or sponsored by, such Arsenal Stockholder; provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Shares so transferred executes and delivers to the Company a Joinder Agreement. If at any time after a Permitted Transfer, a transferee ceases to be a Permitted Transferee of the Arsenal Stockholder who transferred the Shares to such transferee, then such transferee shall no longer be a Permitted Transferee and shall have no further rights under this Agreement. No Permitted Transfer shall conflict with or result in any violation of a judgment, order, decree, statute, law, ordinance, rule or regulation.

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Prior Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Proprietary Information” shall have the meaning as set forth in Section 2.2.

“Purchase Agreement” shall mean that certain Purchase Agreement, dated as of the date hereof (as it may be amended, amended and restated, supplemented or otherwise modified from time to time), by and among Arsenal and the seller party thereto.

“Sale Transaction” shall have the meaning set forth in the recitals of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Shares” shall mean (i) shares of Common Stock, (ii) other shares of capital stock of the Company or its Subsidiaries convertible into shares of Common Stock (as calculated on an as-converted basis), or (iii) securities of the Company or its Subsidiaries issued in exchange for, upon reclassification of, or as a dividend or distribution in respect of, the foregoing (as applicable, as calculated on an as-converted basis).

“Subsidiary” with respect to any entity (the “parent”) shall mean any corporation, limited liability company, company, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest or beneficial interest, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Transfer” and “Transferred” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly, and whether or not by operation of law or for value, any Shares or any legal, economic or beneficial interest therein; provided, however, that (i) as long as the Person who has control over such Arsenal Stockholder retains control over such Arsenal Stockholder after such transfer, a transfer of limited partnership interests, limited liability company interests or similar interests in any of the Arsenal Stockholders, any other private equity fund or any parent entity or investment holding vehicle that owns such Arsenal Stockholder and (ii) a transfer pursuant to a pledge, lien or other security interest securing any current, former or future indebtedness incurred by the Company or any of its Subsidiaries in favor of any lender or other holder of such indebtedness, in each case, shall not constitute a Transfer for purposes of this Agreement.

ARTICLE II

COVENANTS AND CONDITIONS

Subject to the provisions of Section 3.7 hereof relating to the termination of certain provisions of this Agreement, the following covenants and conditions shall apply.

2.1            Corporate Governance.

(a)            Board of Directors. The Company hereby agrees that:

(i)            The Arsenal Stockholders shall have the right, but not the obligation, to nominate to the Board: two (2) directors until the latest of: (A) from the Effective Date until the two (2) year anniversary of the Effective Date for so long as the Arsenal Stockholders continue to own 100% of the Shares Arsenal purchased in connection with the Sale Transaction, as identified on Exhibit B of the Purchase Agreement, (B) after the two (2) year anniversary of the Effective Date, for so long as the Arsenal Amount represents at least 12% of the total number of Adjusted Shares Outstanding and (C) from the Effective Date until the five (5) year anniversary of the Effective Date, for so long as the Arsenal Stockholders continue to own 100% of the Shares Arsenal purchased in connection with the Sale Transaction, as identified on Exhibit B of the Purchase Agreement, as such number may be adjusted from time to time for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or other similar changes in the Company’s capitalization. The Arsenal Stockholders shall have the right, but not the obligation, to nominate to the Board one (1) director, for so long as the Arsenal Amount represents at least 6%, but less than 12%, of the total number of Adjusted Shares Outstanding. The designees of the Arsenal Stockholders pursuant to this Section 2.1(a)(i) shall be referred to herein as the “Arsenal Director Nominees.” Notwithstanding the foregoing, (i) any such individual designated by the Arsenal Stockholders shall be (A) a full-time senior employee of Arsenal Capital Management LP or its Affiliates, such as an investment partner, a senior partner or an operating partner, or (B) another individual that the Arsenal Stockholders reasonably believe is appropriately qualified to serve as a director on the board of a public company, provided that the designation of any such other individual pursuant to this clause (B) shall be subject to the consent of the Board (excluding any Arsenal Director Nominees), acting in its sole discretion; (ii) if, at any time, there are two (2) Arsenal Director Nominees appointed to the Board and the Arsenal Stockholders cease to have the right to designate two (2) Arsenal Director Nominees but continue to have the right to designate one (1) Arsenal Director Nominee under this Section 2.1(a)(i), the Arsenal Director Nominee who is closest in time to being subject to re-election shall irrevocably offer to tender his or her resignation to the Board within five (5) business days after (A) the Arsenal Stockholders determine that, or (B) the Company provides notice to the Arsenal Stockholders that, the Arsenal Amount represents less than the applicable threshold set forth in this Section 2.1(a)(i), which resignation may be accepted or rejected by the Board (excluding any Arsenal Director Nominees) in its sole discretion (it being understood that, if the Board (excluding any Arsenal Director Nominees) accepts such offer, then such Arsenal Director Nominee shall promptly and irrevocably tender his or her resignation to the Board); and (iii) the right of the Arsenal Stockholders to designate any Arsenal Director Nominees pursuant to this Section 2.1(a)(i) shall automatically terminate at such time that the Arsenal Amount represents less than 6% of the total number of Adjusted Shares Outstanding, and any Arsenal Director Nominee(s) serving on the Board at such time shall, and the Arsenal Stockholders shall cause any such Arsenal Director Nominee(s) to, irrevocably offer to tender his or her resignation to the Board within five (5) business days after (A) the Arsenal Stockholders determine that, or (B) the Company provides notice to the Arsenal Stockholders that, the Arsenal Amount represents less than the applicable threshold set forth in this Section 2.1(a)(i), which resignation may be accepted or rejected by the Board (excluding any Arsenal Director Nominees) in its sole discretion (it being understood that if the Board (excluding any Arsenal Director Nominees) accepts such offer, then such Arsenal Director Nominee shall promptly and irrevocably tender his or her resignation to the Board). As long as the Board of Directors is classified, the Arsenal Director Nominees shall be Class I and Class III directors, as designated by the Arsenal Stockholders. In the event that the Arsenal Stockholders have nominated less than the total number of designees that they are entitled to nominate pursuant to this Section 2.1(a)(i), the Arsenal Stockholders shall have the right to nominate such additional designees to which they are entitled, in which case, the Company and the Board shall take all necessary corporation action (including increasing the size of the Board to create a vacancy), to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (x) enable the Arsenal Stockholders to nominate such additional individuals at the next annual meeting of the Company in which the class of director the Arsenal Stockholders did not nominate as a designee is subject to election, in each case, in accordance with this Section 2.1(a)(i). The Arsenal Stockholders hereby agree that any Arsenal Director Nominees nominated pursuant to this Section 2.1(a)(i) or that serve on the Board must comply with and will be subject to any rules, procedures, requirements and other obligations which apply to the other directors of the Board from time-to-time.

(ii)            The Company shall include as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors to the Board of Directors (a “Director Election Proxy Statement”) the Arsenal Director Nominees (if such proxy statement (or consent solicitation or similar document) relates to the election of directors of the class or classes to which Arsenal Director Nominees belong) pursuant to Section 2.1(a)(i) and shall provide at least the same level of support for the election of each person nominated pursuant to Section 2.1(a)(i) as it provides to any other individual standing for election as a director of the Company as part of such Company slate of directors. Unless an Arsenal Stockholder notifies the Company otherwise prior to the mailing to stockholders of the Director Election Proxy Statement (or, if earlier, the filing of the definitive Director Election Proxy Statement with the SEC), the Arsenal Director Nominees for such election shall be presumed to be the same Arsenal Director Nominees currently serving on the Board, and no further action shall be required of the Arsenal Stockholders for the Board to include such Arsenal Director Nominees on the Board’s slate; provided, that, in the event the Arsenal Stockholders are no longer entitled to nominate the full number of Arsenal Director Nominees then serving on the Board, the Arsenal Stockholders shall provide advance written notice to the Company of which currently serving Arsenal Director Nominee(s) shall be excluded from the Board slate, and of any other changes to the list of Arsenal Director Nominees. If the Arsenal Stockholders fail to provide such notice prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the SEC), a majority of the independent directors then serving on the Board shall determine which of the Arsenal Director Nominees of the Arsenal Stockholders then serving on the Board will be included in the Board’s slate. The Company agrees to provide written notice of the preparation of a Director Election Proxy Statement to the Arsenal Stockholders at least 20 business days, but no more than 40 business days, prior to the earlier of the mailing and the filing date of any Director Election Proxy Statement.

(iii)            In the event that an Arsenal Director Nominee shall cease to serve as a director for any reason (other than (i) the failure of the stockholders of the Company to elect such individual as a director or (ii) for the avoidance of doubt, where an Arsenal Director Nominee ceases to serve due to the Arsenal Stockholders no longer having a right to designate such an Arsenal Director Nominee pursuant to Section 2.1(a)(i)), the Arsenal Stockholders shall have the right to designate a replacement Arsenal Director Nominee and the Company agrees to take all reasonable actions necessary to cause the appointment of any such replacement Arsenal Director Nominee to fill the vacancy resulting therefrom; it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces. For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect any Arsenal Director Nominee shall not affect the right of the Arsenal Stockholders to designate such Arsenal Director Nominee pursuant to Section 2.1(a)(i) in connection with any future election of directors of the Company. If an Arsenal Director Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Arsenal Stockholders shall be entitled to designate promptly another nominee and the director position for which the original Arsenal Director Nominee was nominated shall not be filled pending such designation. In the event the Arsenal Stockholders may designate a replacement nominee under this Section 2.1(a)(iii), the Arsenal Stockholders must provide notice of any such replacement as soon as reasonably practicable.

(b)            Each Arsenal Stockholder (and any Co-Investor, or any of its Affiliates to which such Co-Investor has transferred Shares in accordance with this Agreement, as applicable) hereby agrees with the Company that for so long as any Arsenal Stockholder is entitled to designate an Arsenal Stockholder Nominee pursuant to Section 2.1(a)(i), such Arsenal Stockholder (and any Co-Investor, as applicable) shall vote all of its Shares in favor of each individual standing for election as a director of the Company as part of the Company’s slate of directors that is included in any Director Election Proxy Statement (or consent solicitation or similar document) of the Company relating to the election of directors to the Board of Directors and whose election the Board of Directors has recommended.

(c)            The Company will pay directly or reimburse, or cause to be paid directly or reimbursed, the actual and reasonable out-of-pocket costs and expenses incurred by the Arsenal Director Nominees hereunder in connection with such Arsenal Director Nominees’ board service (including travel but not private air travel), in the same manner and to the same extent as other directors of the Company.

(d)            At the Effective Date, the Board shall be comprised of eleven members. The initial Arsenal Director Nominees shall be Steve McLean as a Class III director and Dave Spaight as a Class I director.

(e)            From and after the Effective Date hereof, (i) for so long as the Arsenal Stockholders have the right to designate two (2) Arsenal Director Nominees for nomination to serve on the Board of Directors pursuant to Section 2.1(a)(i), the Board (excluding the Arsenal Directors Nominees) shall appoint one (1) Arsenal Director Nominee to the Nominating and Corporate Governance Committee and one (1) Arsenal Director Nominee to the Compensation Committee, it being understood that the Board (excluding the Arsenal Director Nominees) may determine in its sole discretion which Arsenal Director Nominee is appointed to which committee; (ii) at such time that the Arsenal Stockholders cease to have the right to designate two (2) Arsenal Director Nominees but continue to have the right to designate one (1) Arsenal Director Nominee for nomination to serve on the Board of Directors, in each case, pursuant to Section 2.1(a)(i), the Board (excluding any Arsenal Director Nominees) shall (x) appoint one (1) Arsenal Director Nominee (who is specified by the Arsenal Stockholders) to either the Nominating and Corporate Governance Committee or the Compensation Committee (or allow such Arsenal Director Nominee to continue to serve on such committee, as applicable), it being understood that the Board (excluding the Arsenal Director Nominees) shall determine, after good faith consultation with the Arsenal Stockholders, which of the committees such Arsenal Director Nominee be appointed to and serve, and (y) immediately remove the other Arsenal Director Nominee from any and all committees of the Board; and (iii) at such time that the Arsenal Stockholders cease to have the right to designate any Arsenal Director Nominees for nomination to serve on the Board of Directors pursuant to Section 2.1(a)(i), the Board (excluding any Arsenal Director Nominees) shall immediately remove any and all Arsenal Director Nominees from any and all committees of the Board; provided that, in the case of the foregoing (i) and (ii), any such Arsenal Director Nominee shall be eligible to serve on the applicable committee under applicable law or listing standards of the NASDAQ Global Select Market, including any applicable independence requirements (subject in each case to any applicable exceptions).

(f)            Notwithstanding anything in this Agreement to the contrary, if the Board of Directors (excluding any Arsenal Director Nominees) reasonably determines that an Arsenal Director Nominee serving on the Board of Directors is a director of another company that (i) engages in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or (ii) is reasonably and in good faith deemed to be competing with the Company or any of its Subsidiaries in any material respect (such Arsenal Director Nominee is a “Competing Arsenal Director Nominee”), the Board of Directors (excluding any Arsenal Director Nominee) may determine, after good faith consultation with the Arsenal Stockholders, and upon good faith review of all of the relevant facts and circumstances, including all documentation provided by the Arsenal Stockholders in connection with such determination, to immediately remove such Arsenal Director Nominee, in which case the Arsenal Stockholders shall be entitled to designate promptly another nominee pursuant to and in accordance with Section 2.1(a)(i) (who would not be a Competing Arsenal Director Nominee) and the director position for which the original Arsenal Director Nominee was nominated shall not be filled pending such designation.

2.2            Confidentiality. Each Arsenal Stockholder (and any Co-Investor, or any of its Affiliates to which such Co-Investor has transferred Shares in accordance with this Agreement, as applicable) shall, and shall cause its Affiliates and its and its Affiliates’ representatives to, maintain the confidentiality of any confidential and proprietary information of the Company and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is publicly available (other than as a result of dissemination by such Arsenal Stockholder or such Co-Investor, as applicable, its Affiliates or its or its Affiliates’ representatives in breach of this Agreement) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or other applicable law, rule, regulation, legal or judicial process or audit or inquiries by a regulator, bank examiner or self-regulatory organization (collectively, “Law”), following delivery of prior written notice to the Company (to the extent reasonably practicable and permitted under applicable Law), (iii) for Proprietary Information that was known to such Arsenal Stockholder or such Co-Investor (or its Affiliates) on a non-confidential basis, without, to such Person’s knowledge, breach of any confidentiality obligations to the Company or its Affiliates in respect thereof, prior to its disclosure by the Company or its Affiliates or (iv) if such Proprietary Information is or has been independently developed or conceived by any Arsenal Stockholder or any Co-Investor (or its Affiliates) without use of or reference to the Company’s Proprietary Information. The Company recognizes that each Arsenal Director Nominee (A) will from time to time receive non-public information concerning the Company, and (B) may share such information on a case-by-case basis, with (i) the members of the healthcare investment committee of the Arsenal Stockholders (or their controlling Affiliates) to enable such members to fulfill their fiduciary obligations to the investors in the Arsenal Stockholders (or their controlling Affiliates) and (ii) the other employees of the Arsenal Stockholders (or their controlling Affiliates), subject, in the case of this clause (ii) only, to the prior consent of the Company, which consent may be withheld in its sole discretion.

ARTICLE III

MISCELLANEOUS

3.1            Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Arsenal Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance. In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement. Without limiting the foregoing, if any dispute arises concerning any provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

3.2            Entire Agreement; Amendment; Waiver. This Agreement, together with the Letter Agreement (with respect to the Company and Arsenal), and the Purchase Agreement (and any document executed by a Co-Investor pursuant to the Purchase Agreement), sets forth the entire understanding of the parties, and as of the date hereof supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof and thereof. This Agreement may be amended, modified, supplemented, restated, waived or terminated only upon (i) the written consent of the Company and (ii) the Arsenal Consent. Except as otherwise expressly provided for hereby, no waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the Company if it is entitled to the benefit thereof or the Arsenal Consent if the Arsenal Stockholders are entitled to the benefit thereof.

3.3            Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.4            Notices.

Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) when transmitted via email (including via attached pdf document) to the email address set out below or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective parties, as applicable, at the address or email address set forth below or on Exhibit A hereto, as applicable (or such other address or email address as any Stockholder may specify by notice to the Company in accordance with this Section 3.4):

(a)            For notices and communications to the Company, to:

Certara, Inc.
100 Overlook Center, Suite 101

Princeton, NJ 08540
Attention: Richard Traynor

Email: [               ]

with a copy to (which shall not constitute actual or constructive notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Michael T. Holick

Email: [               ]

Simpson Thacher & Bartlett LLP
2475 Hanover Street

Palo Alto, CA 94304

Attention: William Brentani and Frederick W.P. de Albuquerque
Email: [               ]

(b)            for notices and communications to the Arsenal Stockholders, to:

c/o Arsenal Capital Group LLC

100 Park Avenue, 31st Floor

New York, NY 10017

Attention: Chief Financial Officer, Frank Scrudato

Email: [               ]

with a copy to (which shall not constitute actual or constructive notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Ted M. Frankel, P.C. and Robert E. Goedert, P.C.

Email: [               ]

By notice complying with the foregoing provisions of this Section 3.4, each party shall have the right to change the mailing address or email address for future notices and communications to such party.

3.5            Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that no right or obligation under this Agreement may be assigned except as expressly provided herein, it being understood that (i) the Company’s right hereunder may be assigned by the Company to any corporation or other entity which is the surviving entity in a merger, consolidation or like event involving the Company, and (ii) an Arsenal Stockholder’s rights hereunder may be assigned to an Affiliate in connection with a Permitted Transfer to such Affiliate by such Arsenal Stockholder; provided, that such Permitted Transferee executes and delivers to the Company a Joinder Agreement evidencing that is has become bound to the provisions hereof. Except as otherwise expressly provided in this Section 3.5, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

3.6            Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

3.7            Termination. Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Arsenal Stockholder, the provisions of ARTICLE II (other than Section 2.2, which shall terminate on the date that is two (2) years after such time) shall automatically terminate at such time as the Arsenal Amount represents less than 6% of the total number of Adjusted Shares Outstanding; provided, that the obligation of the Arsenal Stockholders to cause any Arsenal Director Nominees to irrevocably tender their resignation to the Board shall survive until all such Arsenal Director Nominees are no longer on the Board.

3.8            Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

3.9            Action Necessary to Effectuate the Agreement. The parties hereto agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement.

3.10            Other Business Opportunities.

(a)            The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Arsenal Stockholders (in each case, including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective affiliated investment funds or Affiliates have made a debt or equity investment (and vice versa) and (C) their respective limited partners, non-managing members or other similar direct or indirect investors) and each Arsenal Director Nominee has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or deemed to be competing with the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the Company or any of its Subsidiaries the right to participate therein; (ii) each of the Arsenal Stockholders (in each case, including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective affiliated investment funds or Affiliates have made a debt or equity investment (and vice versa) and (C) their respective limited partners, non-managing members or other similar direct or indirect investors) and each Arsenal Director Nominee may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries; and (iii) in the event that any of the Arsenal Stockholders (in each case, including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective affiliated investment funds or Affiliates have made a debt or equity investment (and vice versa) and (C) their respective limited partners, non-managing members or other similar direct or indirect investors) or any Arsenal Director Nominee acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries. For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Company or any of its Subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.

(b)            The Company and each of its Subsidiaries hereby, to the fullest extent permitted by applicable law:

(i)            confirms that no Arsenal Stockholder nor any of its Affiliates has any duty to the Company or any of its Subsidiaries other than the specific covenants and agreements set forth in this Agreement;

(ii)            acknowledges and agrees that (A) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and any Arsenal Stockholder or any of its Affiliates, on the other hand, such Arsenal Stockholder or any of its Affiliates (and any Arsenal Director Nominee) may act in its best interest and (B) none of the Arsenal Stockholders nor any of their respective Affiliates (or any Arsenal Director Nominee), shall be obligated (1) to reveal to the Company or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a Stockholder or director, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(iii)            waives any claim or cause of action against any of the Arsenal Stockholders, any Arsenal Director Nominee and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 3.10(b)(i) or Section 3.10(b)(ii).

(c)            Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 3.10 shall not apply to any alleged claim or cause of action against any Arsenal Stockholder based upon the breach or nonperformance by such Arsenal Stockholder of this Agreement or any other agreement to which such Person is a party.

(d)            The provisions of this Section 3.10, to the extent that they restrict the duties and liabilities of any of the Arsenal Stockholders or any Arsenal Director Nominee otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Arsenal Stockholders or any such Arsenal Director Nominee to the fullest extent permitted by applicable law.

3.11            No Waiver. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The Arsenal Stockholders shall not be obligated to designate all (or any) of the Arsenal Director Nominees they are entitled to designate pursuant to this Agreement for any election of directors but the failure to do so shall not constitute a waiver of their rights hereunder with respect to future elections; provided, however, that in the event the Arsenal Stockholders fail to designate all (or any) of the Arsenal Director Nominees they are entitled to designate pursuant to this Agreement prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the SEC), the Nominating and Corporate Governance Committee of the Board shall be entitled to nominate individuals in lieu of such Arsenal Director Nominees for inclusion in the Board’s slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and the Arsenal Stockholders shall be deemed to have waived its rights hereunder with respect to such election.

3.12            Costs and Expenses. Each party shall pay its own costs and expenses incurred in connection with this Agreement, and any and all other documents furnished pursuant hereto or in connection herewith.

3.13            Counterpart. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

3.14            Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

3.15            Consent to Jurisdiction. The Company and each of the Arsenal Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. The Company and each of the Arsenal Stockholders hereby consent, to the fullest extent permitted by law, to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3.4 is reasonably calculated to give actual notice.

3.16            WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 3.16 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

3.17            Representations and Warranties. The Company hereby represents and warrants to the Arsenal Stockholders that it has full power, capacity, legal right and authority to execute, deliver and perform this Agreement, and each Arsenal Stockholder hereby represents and warrants to the Company as follows:

(a)            Such Arsenal Stockholder, to the extent applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted. Such Arsenal Stockholder has the full power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Arsenal Stockholder. This Agreement has been duly executed and delivered by such Arsenal Stockholder and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

(b)            The execution and delivery by such Arsenal Stockholder of this Agreement, the performance by such Arsenal Stockholder of its, his or her obligations hereunder by such Arsenal Stockholder does not and will not violate (i) in the case of parties who are not individuals, any provision of its organizational or constituent documents, (ii) any provision of any material agreement to which it, he or she is a party or by which it, he or she is bound or (iii) any law, rule, regulation, judgment, order or decree to which it, he or she is subject. No notice, consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Arsenal Stockholder in connection with the execution, delivery or enforceability of this Agreement.

(c)            Such Arsenal Stockholder is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Arsenal Stockholder’s ability to enter into this Agreement or to perform its, his or her obligations hereunder. There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Arsenal Stockholder to enter into this Agreement or to perform its, his or her obligations hereunder.

3.18            Consents, Approvals and Actions. If any consent, approval or action of the Arsenal Stockholders is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the shares of Common Stock held by the Arsenal Stockholders at such time provide such consent, approval or action in writing at such time.

3.19            No Third Party Liabilities. This Agreement may only be enforced against the named parties hereto (or any of their permitted assigns pursuant to Section 3.5 hereto). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto, as applicable (or any of their permitted assigns pursuant to Section 3.5 hereto); and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless a party to this Agreement (or a permitted assign pursuant to Section 3.5 hereto), shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

3.20            Mutual Drafting. The Company and each Arsenal Stockholder confirms that each Arsenal Stockholder has had the opportunity to independently participate with the Company and its subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. The parties are sophisticated and have been represented by attorneys throughout the transactions contemplated by this Agreement who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith and therefore waive their effects.

3.21            Enforcement. Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

3.22            Effectiveness. This Agreement shall only become effective, and the Prior Agreement shall only be terminated, upon the Effective Date. The parties agree that all rights and obligations under the Prior Agreement, including the right to appoint Arsenal Director Nominees (as that term is defined in the Prior Agreement) under Section 2.1 of the Prior Agreement, will terminate upon the Effective Date. Notwithstanding anything else in this Agreement, including Section 3.7, this Agreement shall terminate automatically and have no force or effect upon the termination of the Purchase Agreement without the Sale Transaction having occurred.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE COMPANY:

CERTARA, INC.

By:	/s/ William Feehery
Name: William Feehery
Title: CEO

[Signature Page to Stockholders Agreement]

ARSENAL STOCKHOLDERS:

ARSENAL SATURN HOLDINGS LP

By:	Arsenal Capital Investment VI LP, its general partner

By:	Arsenal Group LLC, its general partner

By:	/s/ Frank Scrudato
Name:	Frank Scrudato
Title:	CFO

ARSENAL CAPITAL PARTNERS III LP

By:	Arsenal Capital Investment III LP, its general partner

By:	Arsenal Group LLC, its general partner

By:	/s/ Frank Scrudato
Name:	Frank Scrudato
Title:	CFO

ARSENAL CAPITAL PARTNERS III-B LP

By:	Arsenal Capital Investment III LP, its general partner

By:	Arsenal Group LLC, its general partner

By:	/s/ Frank Scrudato
Name:	Frank Scrudato

[Signature Page to Stockholders Agreement]

Annex I

FORM OF
JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholders Agreement of Certara, Inc., dated as of [__________], 2022 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”) by and among Certara, Inc. (the “Company”) and the Arsenal Stockholders. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Stockholders Agreement.

By executing and delivering this Joinder Agreement to the Stockholders Agreement, the undersigned hereby adopts and approves the Stockholders Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the transferee of Shares[, to become a party to, and to be bound by and comply with the provisions of, the Stockholders Agreement applicable to an Arsenal Stockholder]1[, to be bound by and comply with Sections 2.1(b) and 2.2 of the Stockholders Agreement as [a Co-Investor][an Affiliate of a Co-Investor who has been transferred Shares by such Co-Investor in accordance with the Stockholders Agreement]]2 in the same manner as if the undersigned were an original signatory to the Stockholders Agreement.

The undersigned hereby represents and warrants that, pursuant to this Joinder Agreement and the Stockholders Agreement, it is [a Permitted Transferee of an Arsenal Stockholder][a Co-Investor][an Affiliate of a Co-Investor who has been transferred Shares by such Co-Investor in accordance with the Stockholders Agreement] and will be the lawful record owner of ___________ shares of Common Stock of the Company as of the date hereof. The undersigned hereby covenants and agrees that it will take all such actions as required of [a Permitted Transferee][a Co-Investor][an Affiliate of such Co-Investor] as set forth in the Stockholders Agreement.

The undersigned acknowledges and agrees that Sections 3.1, 3.6, 3.7, 3.15 and 3.16 of the Stockholders Agreement are incorporated herein by reference, mutatis mutandis.

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1 To be used for a transfer of Shares by an Arsenal Stockholder in connection with a Permitted Transfer.

2 To be used when this Joinder Agreement is being signed by a (i) Co-Investor, or (ii) an Affiliate of a Co-Investor who is transferred Shares by such Co-Investor in accordance with this Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of __, 20[●].

Signature

Print Name

Address:

Telephone:
Facsimile:
Email:

AGREED AND ACCEPTED

as of the ____ day of ____________, _____.

CERTARA, INC.

By:
Name:
Title: